Exhibit 10.3

[DATE]
[FIRST NAME] [LAST NAME]
[ADDRESS]

Dear [FIRST NAME],

Atlassian US, Inc., a Delaware corporation (the “Company”), is pleased to extend an offer of employment to you on the terms described below.

1.Position. You will start in the full-time position of [POSITION TITLE], based in the
[CITY], [STATE] area, on [START DATE] (“Start Date”). Additionally, as part of your duties, we may require you to travel domestically and overseas and to work temporarily at any location domestically and overseas, including any of our offices and of our clients and customers. You may be required to work on leave or non-working days and/or be required to be on-call to respond to business needs of the Company and/or its customers on any day. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company, that you hold the qualifications set out in any documents you provided to the Company, resumes or curriculum vitae, and online profiles and that the representations you made in relation to your experience and abilities are true and accurate.

2.Compensation and Employee Benefits. You will be paid a starting salary at the rate of USD $[BASE SALARY] per year, less applicable deductions and withholdings (“Base Salary”), and payable on the Company’s regular semi-monthly payroll dates. As an exempt employee of the Company, you are not eligible for overtime. You will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefits summary separately provided to you.

3.Company Annual Bonus Plan. You also will be eligible for an annual bonus with a target of [BONUS PERCENTAGE]% of your Base Salary, subject to the terms and conditions of the bonus plan in effect for that bonus plan year. Your target annual bonus and the terms and conditions of any bonus plan are subject to change from time to time in the Company’s sole discretion.

4.Long Term Incentive Scheme. Subject to the approval of the Board of Directors of Atlassian Corporation (the “Parent Company”), you will be granted an award of restricted share units (“RSUs”) under the Parent Company’s 2015 Amended and Restated Share Incentive Plan (the “Plan”) with an initial value of USD $[RSU INITIAL VALUE] (the “Initial Value”). The actual number of RSUs granted to you will be equal to the Initial Value divided by the monthly average closing price (based on the closing price on NASDAQ) of a share of the Parent Company’s Class A Common Stock in the month you start. You will receive an email with your award information within 90 days after your Start Date. The grant is conditioned on your execution of the Parent Company’s standard form of RSU award agreement. The RSUs will be subject to the terms and conditions of the Plan and the RSU award agreement. The vesting of your RSU award will be subject to a time-based condition, which must be satisfied before shares of Parent Company Class A Common Stock will be issued to you. So long as you continue providing services to the Company or a subsidiary of the Company, 25% of your RSUs will vest on: (i) February 18th of the following year if your Start Date falls on or after January 1st and prior to April 1st; (ii) May 18th of the following year if your Start Date falls on or after April 1st and prior to July 1st; (iii) August 18th of the following year if your Start Date falls on or after July 1st and prior to October 1st; or (iv) November 18th of the following year if your Start Date falls on or after October 1st and prior to January 1st. Your remaining RSUs will vest 6.25% per quarter over the three years thereafter, until the RSUs are fully vested, subject to your continuation of services to the Company or a subsidiary of the Parent Company. One share of the Parent Company’s Class A Common Stock

Exhibit 10.3
will be issued to you for each fully vested RSU (as may be adjusted for any changes in capital structure) as soon as practicable following each vesting date. In its discretion, the Parent Company may impose a different vesting schedule for the RSUs if it determines that a different vesting schedule may be required or recommended to comply with local law or be advisable to take advantage of any special tax regime available in your country. The Parent Company can grant RSUs to you only if and as long as it is permitted and feasible under the laws of the country in which you reside or the laws to which you may be subject. If local law requires registration, approval, or any other type of filing in connection with the RSUs, the Parent Company will decide, in its discretion, whether to complete such filing and is under no obligation to offer the RSUs unless and until the necessary filings have been completed. Notwithstanding the foregoing, this letter shall not be deemed to be an offer of securities that you are able to accept. If the Board subsequently approves such an offer, you will receive a written notification indicating the actual terms of the offer as well as instructions regarding how you can accept the offer.

5.Executive Severance Plan. You will be eligible to participate in the Parent Company’s Amended and Restated Executive Severance Plan (“Executive Severance Plan”), a copy of which is attached to this letter. Your participation is conditioned on you signing a Participation Agreement, in which you agree to the terms of conditions of the Executive Severance Plan. The benefits are subject to and are more fully described in the Executive Severance Plan.

6.Confidential Information and Invention Assignment Agreement. You will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

7.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at-will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, reporting relationships, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, at the Company’s option, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s senior management.

8.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting activity, or other business activity that would create a conflict of interest or compete with the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company, or in hiring any employees or consultants of the Company.

9.Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written, or implied, between you and the Company regarding the matters described in this letter.

10.Background Check and Authorization to Work. Your employment with the Company is contingent upon the satisfactory outcome of a background check, and as required by law, your employment with the Company is also contingent upon you providing legal proof of your identity and authorization to work in the United States.

If you wish to accept this offer, please sign and date this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me by noon on [DEADLINE TO SIGN].
We look forward to having you join us.

Yours sincerely,

[MANAGER NAME]
[TITLE]

Exhibit 10.3

ACCEPTED AND AGREED:
{candidate_signature}
Signed by [FIRST NAME] [LAST NAME]	Date

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